                                                                  EXHIBIT 11.01



                   GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
     COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
               (dollars in thousands, except per share amounts)
                                 (Unaudited)


                                                                                   THREE MONTHS
                                                                                      ENDED
                                                                                     MARCH 31,
                                                                        --------------------------------
                                                                           1996                  1995
                                                                        -----------          -----------
                                                                                   (unaudited)
COMPUTATION OF INCOME (LOSS) PER COMMON SHARE:
Net income (loss)...................................................    $      (572)         $        40
Dividend requirement on $2.4375 preferred stock* ...................         (2,534)              (1,315)
                                                                        -----------          -----------
Net loss applicable to common stock,
  net of preferred dividends* ......................................    $    (3,106)         $    (1,275)
                                                                        ===========          ===========
LOSS PER COMMON SHARE-ASSUMING
 NO AND FULL DILUTION:
  Net income(loss) .................................................    $     (0.05)         $       --
  Dividend requirement on $2.4375 preferred stock*..................          (0.20)               (0.10)
                                                                        ===========          ===========
  Net loss per common share, net of preferred dividends* ...........    $      (.25)         $     (0.10)
                                                                        ===========          ===========
COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES-
 PRIMARY AND FULLY DILUTED:
  Weighted average number of common shares outstanding..............     12,306,490           12,173,886
  Common shares issuable for warrants and under incentive
   stock option plan................................................        965,250              681,750
  Less shares assumed repurchased with proceeds.....................       (599,658)            (337,234)
                                                                        -----------          -----------
                                                                         12,672,082           12,518,402
                                                                        ===========          ===========

* The income/loss is decreased/increased by the undeclared, unpaid cumulative preferred stock dividends in calculating net income/loss attributable to the common shareholders.